Exhibit (g)(2)

As of April 6, 2016

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02211

Attention: Andrew Stewart, Vice President

Re: Thrivent Core Funds (the “Fund”)

Ladies and Gentleman:

Please be advised that the undersigned Fund (i) has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended, and (ii) has established one series of shares known as Thrivent Core Short-Term Reserve Fund.

In accordance with Section 18.5 of the Master Custodian Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) dated as of November 26, 2002 by and among each management investment company party thereto and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian, as defined in the Agreement, for the Fund and the series of shares identified herein pursuant to the terms of the Agreement. In connection with such request, the undersigned Fund hereby agrees to be bound by the terms of the Agreement and hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Thrivent Core Funds

By:	/s/ Gerard Vaillancourt
	Name:	Gerard Vaillancourt
	Title:	Vice President and Treasurer, Thrivent Mutual Funds

Agreed to this 20th day of April, 2016

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name: Gunjan Kedia
Title: Executive Vice President